Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fortuna Mining Corp.

We consent to the use of our report dated March 5, 2025, with respect to the consolidated financial statements of Fortuna Mining Corp., which comprise the consolidated statement of financial position as of December 31, 2024 and 2023, the related consolidated statements of income (loss), comprehensive income (loss), cash flows, and changes in equity for each of the years then ended, and the related notes, and our report dated March 5, 2025 on the effectiveness of internal control over financial reporting as of December 31, 2024, which are incorporated by reference in the Registration Statement on Form F-10 dated August 29, 2025.

/s/ KPMG LLP

Chartered Professional Accountants

August 29, 2025

Vancouver, Canada